UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2012

KIT DIGITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34437	11-3447894
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

26 West 17th Street, 2nd Floor
New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 (646) 553-4845

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

KIT digital, Inc. (the “Company”)

September 17, 2012

Item 2.05 Costs Associated with Exit or Disposal Activities.

The Company announced today the next phase of the restructuring plan that was first announced in May 2012. This phase will align its operations and streamline general corporate functions. Upon completion of the reductions announced today, the Company’s restructuring program will have achieved a net reduction in workforce of approximately 300 employees, or approximately 22% of its total headcount. The majority of the expense reductions will arise from non-core areas and general and administrative redundancies. The associated savings from employee related expenses is anticipated to be approximately $40 million on an annualized basis.

The Company's actions pursuant to this restructuring plan will take place primarily during the third quarter of 2012 and will be completed by the end of calendar year 2012.  The Company currently estimates that it will record a restructuring expense in the third quarter of 2012 of approximately $4.0 million consisting primarily of one-time termination benefits of which the majority will be paid prior to the end of calendar year 2012.

The forward-looking statements contained herein, including those relating to our expectations regarding charges, involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include current economic and other conditions in the global marketplace, competition, the Company's ability to successfully implement its strategic plan and those described in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following are furnished as Exhibits to this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit

99.1	News release issued September 17, 2012 (furnished pursuant to Item 2.05). Any internet address provided in this release is for information purposes only and is not intended to be a hyperlink. Accordingly, no information at any internet address is included herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIT DIGITAL, INC.

Date: September 17, 2012	By:	/s/ K. Peter Heiland
K. Peter Heiland
Chief Executive Officer